                                                                   EXHIBIT 10.18




                           PURCHASE AND SALE AGREEMENT

                                 by and between


                               OCEAN ENERGY, INC.
                                    (Seller)

                                       and

                              ENERGY PARTNERS, LTD.
                                     (Buyer)



                                   ----------

                               SOUTH PASS 24 FIELD
                               SOUTH PASS 27 FIELD
                               SOUTH PASS 39 FIELD
                               (EAST BAY COMPLEX)

                                   ----------




                             Dated January 26, 2000
                            Effective January 1, 2000



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                           PURCHASE AND SALE AGREEMENT

                                LIST OF EXHIBITS


Exhibit A         Assets

         A-1 - Leases

         A-2 - Other Interests and Contracts

Exhibit B         Assignment and Conveyance of Oil and Gas Leases

         B-1      Assignment and Conveyance - OCS Leases

         B-2      Assignment and Conveyance - Louisiana State Leases

         B-3      Assignment and Conveyance - Private Landowner Leases

         B-4      Assignment and Conveyance - BLM Lease

         B-5      Assignment and Conveyance - OCS Pipeline Rights-of-Way

         B-6      Assignment and Conveyance - Louisiana State Pipeline
                  Rights-of-Way

         B-7      Assignment and Conveyance - Louisiana State Surface Leases

         B-8      Assignment and Conveyance - Private Surface Leases

         B-9      Assignment of Subsurface Agreements

         B-10     Assignment of Overriding Royalty

Exhibit C         Assignment and Assumption of Contracts

Exhibit D         Bill of Sale of Facilities and Movables

Exhibit E         Letter-in-Lieu

Exhibit F         Nonforeign Affidavit

Exhibit G         Pending Litigation and Claims

Exhibit H         [Intentionally Omitted]


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Exhibit I         Production Handling Agreement

Exhibit J         Trust Agreement

Exhibit K         Qualified Intermediary

         K-1      Seller's Assignment Notice

         K-2      Buyer's Assignment Notice

Exhibit L         Seismic Information and Data

Exhibit M         Excluded Pipeline

Exhibit N         Employee List

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS                                                     1
     1.1   Agreement                                                       1
     1.2   Assets                                                          1
     1.3   BLM                                                             1
     1.4   Burdens                                                         2
     1.5   Business Day                                                    2
     1.6   Buyer                                                           2
     1.7   Buyer's Assumed Obligations                                     2
     1.8   Buyer's Credits                                                 2
     1.9   Casualty Loss                                                   2
     1.10  Claims                                                          2
     1.11  Closing                                                         2
     1.12  Closing Date                                                    2
     1.13  Code                                                            2
     1.14  DEQ                                                             2
     1.15  DOC                                                             2
     1.16  Defects                                                         2
     1.17  Effective Time                                                  2
     1.18  Environment                                                     2
     1.19  Environmental Defect                                            2
     1.20  Environmental and Conservation Laws                             3
     1.21  Environmental Obligations                                       3
     1.22  Excluded Assets                                                 3
     1.23  Final Settlement                                                5
     1.24  Final Settlement Statement                                      5
     1.25  Governmental Body                                               5
     1.26  Hazardous Materials                                             5
     1.27  Hydrocarbons                                                    5
     1.28  Interim Period                                                  5
     1.29  Inventory Hydrocarbons                                          5
     1.30  [Intentionally Omitted]                                         6
     1.31  Leases                                                          6
     1.32  MMS                                                             6
     1.33  NORM                                                            6
     1.34  Party and Parties                                               6
     1.35  Performance Deposit                                             6
     1.36  Person                                                          6
     1.37  Personal Property and Other Interests                           6
     1.38  Plugging and Abandonment Obligations                            7
     1.39  Preliminary Settlement Statement                                7
     1.40  Production Handling Agreement                                   7

     1.41  Property Taxes                                                  7
     1.42  Purchase Price                                                  7
     1.43  Release                                                         7
     1.44  Seller                                                          8
     1.45  Seller's Bond                                                   8
     1.46  Seller's Credits                                                8
     1.47  Seller's Retained Obligations                                   8
     1.48  Shell Trust Agreement                                           8
     1.49  SMB                                                             8
     1.50  Tax Period                                                      8
     1.51  Title Defect                                                    8
     1.52  Transfer Taxes                                                  8
     1.53  Trust Agreement                                                 9

ARTICLE II   PURCHASE AND SALE                                             9
     2.1   Sale and Purchase                                               9
     2.2   Performance Deposit                                             9
     2.3   Qualified Intermediary                                          9

ARTICLE III  PURCHASE PRICE AND PAYMENT                                   10
     3.1   Purchase Price                                                 10
     3.2   Adjustments to Purchase Price                                  10
     3.3   Seller's Preliminary and Final Settlement Statements           10

ARTICLE IV   SELLERS' REPRESENTATIONS AND WARRANTIES                      12
     4.1   Seller's Representations and Warranties                        12
     4.2   Seller's Notice                                                14
     4.3   Corrective Action                                              14

ARTICLE V     BUYER'S REPRESENTATIONS AND WARRANTIES                      15
     5.1   Buyer's Representations and Warranties                         15
     5.2   Buyer's Notice                                                 16

ARTICLE VI    ACCESS TO INFORMATION AND INSPECTION                        16
     6.1   Title Files                                                    16
     6.2   Other Files                                                    17
     6.3   Confidentiality Agreement                                      17
     6.4   Inspections                                                    17
     6.5   Title and Environmental Defects - Notice, Adjustments
           and Termination                                                17
     6.6   Interest Additions                                             18
     6.7   Change in Condition                                            19

ARTICLE VII   TITLE AND OTHER MATTERS                                     19
     7.1   Limitation of Warranties and Representations                   19
     7.2   Buyer's Title Review                                           20


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
ARTICLE VIII  PREFERENTIAL PURCHASE RIGHTS AND CONSENTS                    20
     8.1   Commercially Reasonable Efforts                                 20
     8.2   Preferential Purchase Rights and Consents                       20

ARTICLE IX    COVENANTS OF SELLER                                          21
     9.1   Covenants of Seller Pending Closing                             21
     9.2   Covenants Following Closing                                     22
     9.3   Radio Frequency                                                 22

ARTICLE X     CLOSING CONDITIONS                                           22
     10.1  Seller's Closing Conditions                                     22
     10.2  Buyer's Closing Conditions                                      24
     10.3  General Closing Conditions                                      25
     10.4  Condition                                                       25

ARTICLE XI    CLOSING                                                      25
     11.1  Closing                                                         25
     11.2  Seller's Closing Obligations                                    26
     11.3  Buyer's Closing Obligations                                     28
     11.4  Joint Closing Obligations                                       30
     11.5  Failure to Close                                                30

ARTICLE XII   EFFECT OF CLOSING                                            30
     12.1  Buyer's Rights After Closing                                    30
     12.2  Buyer's Obligations After Closing                               31
     12.3  Seller's Obligations After Closing                              32
     12.4  Plugging and Abandonment Obligations                            33
     12.5  Environmental Obligations                                       34
     12.6  Revenues and Expenses                                           36
     12.7  Seller Operated Properties                                      37

ARTICLE XIII  INDEMNITIES                                                  37
     13.1  Definition of Claims                                            37
     13.2  Application of Indemnities                                      37
     13.3  Buyer's Indemnity                                               38
     13.4  Seller's Indemnity                                              39
     13.5  Notices and Defense of Indemnified Claims                       39
     13.6  Pending Litigation and Claims                                   39
     13.7  Waiver of Consequential and Punitive Damages                    40


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
ARTICLE XIV   LIMITATIONS OF WARRANTIES AND REMEDIES                       40
     14.1   Limitations                                                    40
     14.2   NORM                                                           41
     14.3   Assignment Disclaimers                                         41
     14.4   Survival                                                       41

ARTICLE XV    CASUALTY LOSS AND CONDEMNATION                               41
     15.1   Casualty Loss                                                  41
     15.2   Limitation                                                     42

ARTICLE XVI   DEFAULT AND REMEDIES                                         42
     16.1   Seller's Remedies                                              42
     16.2   Buyer's Remedies                                               42
     16.3   Effect of Termination                                          43
     16.4   Other Remedies                                                 43

ARTICLE XVII  MISCELLANEOUS                                                43
     17.1   Certain Governmental Approvals                                 43
     17.2   Bonding and Trust Account                                      44
     17.3   Public Announcements                                           45
     17.4   Filing and Recording of Assignments, etc.                      45
     17.5   Further Assurances and Records                                 45
     17.6   Notices                                                        46
     17.7   Incidental Expenses                                            47
     17.8   Entire Agreement                                               47
     17.9   Governing Law                                                  47
     17.10  Exhibits                                                       48
     17.11  Audits Access to Assets                                        48
     17.12  Counterparts                                                   48
     17.13  Waiver                                                         48
     17.14  Binding Effect: Assignment                                     48
     17.15  Taxes                                                          49
     17.16  Gas Transportation\Processing                                  49
     17.17  Mediation and Arbitration                                      49
     17.18  No Third Party Beneficiaries                                   51
     17.19  Employee Matters                                               52

ARTICLE XVIII REDHIBITION WAIVERS                                          52
     18.1   Waiver of Louisiana Rights in Redhibition                      52
     18.2   Buyer's Acknowledgment                                         52


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                           PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT dated as of the 26th day of January, 2000, is made by and between Ocean Energy, Inc., a Louisiana corporation ("Seller"), and Energy Partners, Ltd.., a Delaware corporation ("Buyer"). Seller and Buyer are sometimes referred to herein individually as "Party" and together as "Parties."

                                   WITNESSETH:

         WHEREAS, Seller owns certain oil and gas leasehold and other interests as to the South Pass 24, South Pass 27 and South Pass 39 Field areas situated onshore and offshore the State of Louisiana, as described in Exhibits "A-1" and "A-2" attached hereto;

         WHEREAS, Seller desires to sell and assign the aforementioned leasehold and other interests and associated assets, contractual rights and obligations to Buyer, and Buyer desires to purchase, pay for, assume and acquire Seller's interest therein on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         In this Agreement, the following terms shall have the following meanings:

1.1 "Agreement" means this Purchase and Sale Agreement between Seller and Buyer, including Exhibits "A" through "N" thereto.

1.2 "Assets" means the following described interests, rights, contracts, assets, and properties (except to the extent constituting Excluded Assets):

         1.2.1 The Leases;

         1.2.2 The Personal Property and Other Interests; and

         1.2.3 The Inventory Hydrocarbons.

1.3 "BLM" means the United States Department of Interior, Bureau of Land Management.



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1.4 "Burdens" means royalties (including both lessors' royalties and nonparticipating royalty interests), overriding royalties, net profits interests, reversionary interests, production payments, and other similar obligations and burdens payable out of production.

1.5 "Business Day" means a day on which the banks are open for business in New Orleans, Louisiana, U.S.A.

1.6 "Buyer" means Energy Partners, Ltd., a Delaware corporation.

1.7 "Buyer's Assumed Obligations" shall be as defined in Section 12.2.1.

1.8 "Buyer's Credits" shall be as defined in Section 3.2.2.

1.9 "Casualty Loss" shall be as defined in Section 15.1.

1.10 "Claims" shall be as defined in Section 13.1.

1.11 "Closing" shall be as defined in Section 11.1.

1.12 "Closing Date" shall be as defined in Section 11.1.

1.13 "Code" means the Internal Revenue Code of 1986, as amended.

1.14 "DEQ" means the Department of Environmental Quality of the State of Louisiana.

1.15 "DOC" means the Office of Conservation of the Department of Natural Resources of the State of Louisiana.

1.16 "Defects" shall be as defined in Section 6.5.1.

1.17 "Effective Time" means 7:00 a.m. Lafayette, Louisiana time, on January 1, 2000.

1.18 "Environment" means navigable waters, ocean waters, natural resources, coastal waters, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, wildlife, aquatic species, vegetation and the marine, coastal or human environment.

1.19 "Environmental Defect" shall mean any contamination or condition on, in, intrinsic to or below the Assets that is the result of any Release, production, storage or treatment of Hazardous Materials on, in or below the Assets that requires remediation at the Effective Time pursuant to any Environmental and Conservation Laws in effect as of the Effective Time.


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1.20 "Environmental and Conservation Laws" means all federal, state and local laws, statutes, ordinances, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the regulation of Hazardous Materials; the protection of human health, safety or the Environment; and the conservation of natural resources, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental and Conservation Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Clean Water Act, as amended; the Oil Pollution Control Act, as amended; the Oil Pollution Act of 1990, as amended; the Endangered Species Act, as amended; the Wild and Scenic Rivers Act, as amended; the Rivers and Harbors Act of 1899, as amended; the National Historic Preservation Act of 1966, as amended; the Natural Gas Pipeline Safety Act of 1968, as amended; and the Safe Drinking Water Act, as amended; the Solid Waste Disposal Act, as amended; the Hazardous Liquids Pipeline Safety Act, as amended; the Outer Continental Shelf Lands Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Coastal Zone Management Act of 1972, as amended; the Marine Mammal Protection Act of 1972, as amended; the National Environmental Policy Act of 1969, as amended; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and their state and local counterparts or equivalents, including, without limitation, the environmental and conservation statutes included in Titles 30 and 49 of the Louisiana Revised Statutes.

1.21 "Environmental Obligations" shall be as defined in Section 12.5.1.

1.22 "Excluded Assets" means the following:

         1.22.1 (i) All trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all deposits, cash, checks in the process of collection, cash equivalents and funds attributable to Seller's interest in the Assets which were received by Seller after the Effective Time and which are attributable to the period prior to the Effective Time under generally accepted accounting principles.

         1.22.2 All corporate, financial, and tax records of Seller, and those records subject to the attorney/client privilege; however, Buyer shall be entitled to receive copies of any non-privileged financial, environmental, and tax records which directly relate to the Assets or Buyer's Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets.

         1.22.3 Except as otherwise provided in Section 15.1, all Claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time, or (ii) with respect to any of the Excluded Assets.

         1.22.4 Except as otherwise provided in Section 15.1, all rights, titles, claims and interests of Seller arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or
(iii) to any insurance or condemnation proceeds or awards.

         1.22.5 All Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons.

         1.22.6 Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets.

         1.22.7 All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay Claims), affecting the Assets, respecting periods prior to the Effective Time, including any pending or future audit claims arising out of any of the Leases or contracts listed in Exhibit "A".

         1.22.8 All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time.

         1.22.9 All proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time; (ii) all accounts receivable attributable to the Assets for the period of time from the Effective Time until Closing, it being recognized and agreed that Buyer will receive full credit therefor pursuant to the provisions of Section 3.2 hereof; or (iii) any Excluded Assets.

         1.22.10 All of Seller's intellectual property including but not limited to licensed 3-D seismic data and interpretations, patents, trade secrets, copyrights, names, marks, and logos and proprietary SCADA computer software, which proprietary SCADA computer software shall be licensed to Buyer for Buyer's use solely with respect to operation of the Assets.

         1.22.11 All of Seller's offshore service agreements and charter party agreements, whether or not services thereunder are or were utilized in connection with the Assets.

         1.22.12 All seismic, geological, and geophysical information and data covering or affecting the Assets that is not proprietary in Seller or that is licensed from third parties, to the extent that Seller is contractually prohibited from transferring same to Buyer, together with Seller's proprietary interpretations of same.

         1.22.13 All rights, obligations, benefits, awards, judgments, and settlements, if any, applicable to the litigation and proceedings listed under "Seller's Responsibility" of Exhibit "H".

         1.22.14 All pipelines and other facilities that may be located on the Leases, surface leases, areas and lands described in "A-1" which (i) were not used in the past or (ii) are not used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, or transportation of Hydrocarbons from or in the Leases and which are identified on Exhibit M.

         1.22.15 All rights, obligations, benefits, proceeds, Claims, awards, judgments, and settlements for any imbalances which may exist as of the Effective Time with third Persons with respect to production or processing of Hydrocarbons attributable to Seller's interest in and ownership of Hydrocarbons produced from the Assets prior to the Effective Time.

         1.22.16 Seller's radio communication frequency 173.25000 and call sign KKB200.

1.23 "Final Settlement" shall be as defined in Section 3.3.

1.24 "Final Settlement Statement" shall be as defined in Section 3.3.

1.25 "Governmental Body" means any federal, state, county, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over any Assets or Person or any property of any of them.

1.26 "Hazardous Materials" means any material (including naturally occurring radioactive materials), the emission, discharge, transportation, use, presence or disposal of which is regulated by or which must be remediated under any Environmental and Conservation Laws, and shall include, but not be limited to, any material defined as "hazardous" under the Resource Recovery and Conservation Act of 1980, as amended, or the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

1.27 "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including
CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

1.28 "Interim Period" shall be as defined in Section 3.2.1(b).

1.29 "Inventory Hydrocarbons" means all merchantable oil and condensate, natural gas liquids and other liquid hydrocarbons (including CO2) produced from or attributable to the Leases prior to the Effective Time which have not been sold or taken by Seller for its own account and are in storage on the Leases or onshore at the Effective Time.

1.30 [Intentionally omitted]

1.31 "Leases" means all right, title, and interest of Seller in and to the oil and gas leases covering lands and water bottoms located offshore and onshore Louisiana, as set forth on Exhibit "A-1." Although net revenue and working interests with respect to the Leases are shown on Exhibit "A-1," it is understood and agreed that Seller makes no representations or warranties with respect to title to such interests, except as otherwise provided in Section 7.1 and Exhibit "B," or as to the completeness or accuracy of such information.

1.32 "MMS" means the Minerals Management Service of the United States Department of the Interior.

1.33 "NORM" shall be as defined in Section 12.4.1(e).

1.34 "Party" and "Parties" mean Seller or Buyer individually or collectively, as indicated by the context.

1.35 "Performance Deposit" shall be as defined in Section 2.2.

1.36 "Person" means an individual, corporation, limited liability company, association, joint stock company, trust, partnership, joint venture, unincorporated organization, a government or any department or agency thereof, or any other legal entity.

1.37 "Personal Property and Other Interests" means all right, title and interest of Seller in and to or derived from the following, insofar as the same do not constitute Excluded Assets and are transferrable or assignable by Seller and attributable to, appurtenant to, incidental to, or used for the ownership or operation of the Leases, including, but not limited to:

         1.37.1 All oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Assets;

         1.37.2 All easements, rights-of-way, surface leases, permits, licenses, servitudes, surface fee and other surface interests insofar as the same relate solely and exclusively to the Assets (to the exclusion of all other properties owned or operated by Seller);

         1.37.3 All improvements situated upon the Leases, all equipment and other personal or movable property, inventory, facilities, spare parts, tools, fixtures, compressors, tanks, wellheads, production units, heaters, separators, dehydrators, pumps, pipelines, flowlines, platforms, injection wells, tank batteries, abandoned property and junk, and appurtenances held for use in connection with and dedicated to the development or operation of the Leases or the production, treatment, storage, compression, or transportation of Hydrocarbons from or in the Leases;

         1.37.4 A copy of Seller's proprietary seismic, geological and geophysical information and data and all licensed 3-D seismic data (and Seller's interpretations thereof) to the extent that Seller is not contractually prohibited from transferring a copy of such licensed data to Buyer which copies of information and data are identified on Exhibit "L";

         1.37.5 All contracts, agreements, title instruments, and permits to the extent attributable to and affecting the Assets (except offshore service agreements and charter party agreements) in existence at Closing, including all Hydrocarbon gathering, treating, separation, transportation and storage contracts, production and cost sharing agreements, pooling and unitization agreements and joint operating agreements;

         1.37.6 Copies of all lease files, land files, well files, shallow hazard surveys, division order files, abstracts, title opinions, and all other books, files and records, information and data and all rights thereto of Seller insofar as the same are directly related to and necessary to the realization of value by Buyer of the Assets and to the extent the transfer thereof is not prohibited by existing contractual obligations (excluding any joint operating agreements applicable to the Leases) with third parties. Buyer shall be entitled to receive copies of any non-privileged financial, environmental, and tax records which directly relate to the Assets or Buyer's Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

         1.37.7 All computer software and personal computer hardware directly associated with or used in connection with the Assets, provided, however, that with respect to Seller's proprietary SCADA software system, Seller shall grant to Buyer a license only for Buyer's use of said proprietary SCADA computer software system for Buyer's operation of the Assets.

The Personal Property and Other Interests include, but are not necessarily limited to, the contracts and agreements listed on Exhibit "A-1" (other than the Leases) and on Exhibit "A-2" which are attributable to and affect the Assets. It is understood and agreed, however, that, Seller makes no representations or warranties as to the completeness or accuracy of Exhibits "A-1" and "A-2."

1.38 "Plugging and Abandonment Obligations" shall be as defined in Section
12.4.1.

1.39 "Preliminary Settlement Statement" shall be as defined in Section 3.3.

1.40 "Production Handling Agreement" means the Production Handling Agreement attached hereto as Exhibit "I" providing for the handling by Buyer of Seller's (and Seller's partners) hydrocarbon production from South Pass Blocks 31 and 32, Offshore Plaquemines Parish, Louisiana.

1.41 "Property Taxes" shall be as defined in Section 17.5.1.

1.42 "Purchase Price" shall be as defined in Section 3.1.

1.43 "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

1.44 "Seller" means Ocean Energy, Inc., a Louisiana corporation.

1.45 "Seller's Bond" shall be as defined in Section 17.2.2.

1.46 "Seller's Credits" shall be as defined in Section 3.2.1.

1.47 "Seller's Retained Obligations" shall be as defined in Section 12.3.1.

1.48 "Shell Trust Agreement" shall mean the Pledge of Production Proceeds and Trust Agreement dated May 12, 1993 between and among Shell Offshore Inc., Flores & Rucks, Inc. (now Seller) and First National Bank of Commerce, New Orleans, Louisiana, as amended.

1.49 "SMB" means the State Mineral Board of the State of Louisiana.

1.50 "Tax Period" shall be as defined in Section 17.15.1.

1.51 "Title Defect" shall mean a material deficiency in one or more of the following respects, provided that the non-transferability requirement in any license, permit, right-of-way, pipeline franchise or easement affecting the Assets shall not constitute a Title Defect:

         1.51.1 Seller's title at the Effective Time and at Closing, as to one or more of the Assets, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim not shown on Exhibits "A" or "G";

         1.51.2 Seller's net revenue interest in any of the Leases is less than the net revenue interest which is set forth on Exhibit "A" for such Leases, or Seller's working interest in any of the Leases is greater than the working interest shown in Exhibit "A" for such Leases without a corresponding proportionate increase in the net revenue interest for such Leases;

         1.51.3 Seller is in default under some material provision of a Lease or other material agreement affecting the Assets not reflected on Exhibit "G";

         1.51.4 Seller's rights and interests set forth on Exhibit "A" are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected or provided for in any of the agreements or other materials set forth in Exhibits "A" or "G";

         1.51.5 During the period of Seller's ownership of the Assets, Seller has failed to timely and properly pay on or before the due dates thereof all royalties, rentals, and other payments due under the Leases necessary to maintain the Leases.

1.52 "Transfer Taxes" shall be as defined in Section 17.15.2.

1.53 "Trust Agreement" shall be as defined in Section 17.2.3.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, and the elections of Seller or Buyer under Section 2.3 hereof, Seller agrees to sell and convey the Assets to Buyer, and Buyer agrees to purchase and pay the Purchase Price for the Assets and to assume Buyer's Assumed Obligations.

         2.2 Performance Deposit. Upon execution of this Agreement, Buyer shall pay by wire transfer to Seller (U.S. $8,600,000.00), being ten (10%) percent of the Purchase Price (U.S. $86,000,000.00) in good and immediately available funds, as a performance deposit ("Performance Deposit") on the Assets to be transferred to Buyer hereunder. Said Performance Deposit is to be made by Buyer to the following account:

                               Wells Fargo Bank
                               Houston, Texas
                               ABA# 112000248
                               Acct. Name: Ocean Energy, Inc.
                               Acct. No. 4375681020
                               Reference:  East Bay Deposit

This Performance Deposit is solely to assure the performance of Buyer pursuant to the terms and conditions of this Agreement. If Buyer, fails, refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms hereof, Seller shall have the remedies specified in Article XVI, including, but not limited to the right, at its sole option, retain the Performance Deposit as agreed liquidated damages and not as a penalty. However, if this Agreement is terminated pursuant to the provisions of Sections 6.5 (Title and Environmental Defects), 8.2 (Preferential Purchase Rights and Consents), 15.1 (Casualty Loss) or 16.2 (Buyer's Remedies) hereof, Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination.

         2.3 Qualified Intermediary. Seller and Buyer hereby agree that Buyer, in lieu of the purchase of the Assets from Seller for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, ("Code"). Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 2.3, such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Seller's assignment of its rights in this Agreement in form attached hereto as Exhibit "K-1", and (ii) pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer's assignment of its rights in this Agreement in the form of Exhibit "K-2", (ii) accept the Purchase Price (as may be adjusted under the terms of this Agreement)for the Assets from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

                                   ARTICLE III
                           PURCHASE PRICE AND PAYMENT

         3.1 Purchase Price. Subject to adjustment as set forth below, the price (the "Purchase Price") for the Assets shall be EIGHTY SIX MILLION DOLLARS (U. S. $86,000,000.00). In addition to paying the Purchase Price, and as additional cause and consideration for the sale and conveyance of the Assets to Buyer, Buyer agrees to assume Buyer's Assumed Obligations and perform the covenants contained herein. For purposes of this Agreement and for federal income tax purposes, twelve and one-half (12.5%) percent of the Purchase Price is allocated to depreciables and eighty-seven and one-half (87.5%) percent of the Purchase Price is allocated to depletables.

         3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted at Closing and upon Final Settlement, under the procedure provided in Section 3.3, by an amount equal to the difference between the Buyer's Credits (as hereinafter defined) and Seller's Credits (as hereinafter defined).

         3.2.1 "Seller's Credits" shall equal the sum of the following:

         (a) Seller's share of the value of (i) all Inventory Hydrocarbons, such value to be based upon Platt's published price for Heavy Louisiana Sweet (HLS) as of the Effective Time, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Assets, and (ii) the market value of the unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time allocable to Seller's ownership.

         (b) Seller's share of the amount of all direct production and operating expenses (including overhead charged in the same manner as provided in any applicable joint operating agreement) and capital expenditures incurred by Seller and approved by Buyer pursuant to Section
                  9.1.1 attributable to the operation of the Assets after the Effective Time and prior to the Closing ("Interim Period") in accordance with generally accepted accounting principles. Such expenses and expenditures shall include, without limitation, royalties, rentals and other similar charges, ad valorem, property, production, excise, severance, and any other taxes (except income or franchise taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom.

         (c) An administrative overhead charge of $500,000.00 per month for each month after the Effective Time through Closing. In the event Closing occurs during a month, the overhead charge will be prorated for the month in which Closing occurs through the date of Closing.

         (d) An amount equal to any upward adjustment in the Purchase Price provided elsewhere in this Agreement.

         3.2.2    "Buyer's Credits" shall equal the sum of the following:

         (a) Seller's share of the total sales value (before deduction of any royalties under the applicable pricing provisions of any oil, gas and gas plant liquids sales and processing agreements) of all Hydrocarbons produced and/or sold during the Interim Period which are attributable to the Assets and allocable to Seller's ownership, and any other monies applicable to purchase or sales from the Assets on any wells during the Interim Period, but excepting interest income and income for overhead charged in the same manner as provided in the applicable joint operating agreement, regardless of whether or not payment has been received by Seller;

         (b) Seller's share of the amount of all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income or franchise taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such tax assessed against the applicable portion of the Assets for the immediately preceding tax period just ended; and

         (c) an amount equal to the sum of any downward adjustments in the Purchase Price provided elsewhere in this Agreement.

         3.3 Seller's Preliminary and Final Settlement Statements. Five (5) Business Days prior to Closing, Seller shall furnish Buyer with a good faith estimated accounting ("Preliminary Settlement Statement") prepared in a manner consistent with Seller's past accounting practices showing the estimated amount of Seller's Credits and the estimated amount of Buyer's Credits, subject to being finally adjusted within 180 days after the Closing as hereinafter provided. Within 120 days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting ("Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustments as set out in
Section 3.2. Buyer shall have the right for 60 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. If Buyer does not object to such Final Settlement Statement in writing within 60 days after receipt, such accounting shall become final. Those Seller's Credits and Buyer's Credits agreed upon by Buyer and Seller shall be netted and the final settlement amount shall be paid as directed in writing by the receiving Party, on final adjustment by the Party owing it ("Final Settlement"). Any disagreements shall be resolved on a best efforts basis by Seller and Buyer. Any disputes over the Final Settlement shall be resolved under the dispute resolution provisions of Section 17.17.

                                   ARTICLE IV
                     SELLERS' REPRESENTATIONS AND WARRANTIES

         4.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the date hereof and the Closing Date that:

             4.1.1 Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Louisiana, and is duly qualified to carry on its business in Louisiana, and in the Outer Continental Shelf of the Gulf of Mexico.

             4.1.2 Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (i) any provision of its articles of incorporation, bylaws or other governing documents, (ii) to Seller's knowledge, any judgment, decree, order, statute, rule, or regulation applicable to Seller, or (iii) any agreement or instrument to which Seller is a party or by which Seller is bound except those relating to (a) the preferential right to purchase all or any portion of the Assets, (b) required consents to transfer and related provisions, and (c) any other third-party approvals or consents contemplated herein or in any judgment, decree, order, statute, rule, or regulation applicable to Seller.

             4.1.3 This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing constitute, legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

             4.1.4 There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller.

             4.1.5 Except as set out on Exhibit "G", there exist no pending suits or proceedings against Seller or affecting the Assets and Seller has received no written notification of any claim or investigation which could have a material and adverse effect upon the Assets or the value or operation thereof, and to the best of Seller's knowledge no such suits or proceedings, claims or investigations are threatened or contemplated.

             4.1.6 Seller is not a non-resident, alien, foreign corporation, foreign partnership, or foreign estate as those terms are defined in the Code and applicable income tax regulations.

             4.1.7 To Seller's knowledge, as of the Effective Time, Seller has not violated any applicable laws or statutes, or any applicable regulations, rules or orders promulgated by the Federal Energy Regulatory Commission, the MMS, the BLM, the SMB, the DOC, the DEQ or any other federal or state regulatory agencies, or any of their predecessor agencies, which would have a material and adverse effect upon the value of the Assets or the production of Hydrocarbons from the Assets.

             4.1.8 To Seller's knowledge, all of the wells drilled by Seller have been drilled, completed and operated within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by law and in compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof.

             4.1.9 To Seller's knowledge (i) all contracts or agreements which are included on Exhibits "A-1" or "A-2" and which materially affect the right of Seller to own and operate the Assets which have not previously expired or been terminated by mutual agreement are in full force and effect, and (ii) neither Seller nor any other party to any such material agreement has given, or threatened to give, written notice of any action to cancel, rescind or procure a judicial reformation of any such contract or agreement or any provision thereof.

             4.1.10 Prior to Closing, Seller shall have made available to Buyer for inspection all material governmental permits in the possession of Seller affecting or relating to the Assets and any governmental permits in the possession of Seller affecting or relating to the Assets which are requested in writing by Buyer fifteen (15) days prior to Closing.

             4.1.11 To Seller's knowledge, Seller's operation of the Assets is not the subject of any pending regulatory compliance or enforcement actions.

             4.1.12 Except with respect to the severance tax and royalty litigation involving the State of Louisiana listed on Exhibit "G", to Seller's knowledge, no fact or circumstance exists which would preclude or inhibit approval of Seller's assignment of the Assets to the Buyer by the SMB, BLM or MMS.

             4.1.13 Except for files and other information that would reasonably be considered as confidential, privileged or proprietary, and subject to the destruction of documents pursuant to Seller's standard record-retention policies, to Seller's knowledge, all files relating to the Assets in the possession of Seller shall have been made available to Buyer for Buyer's review prior to Closing.

             4.1.14 Except as reflected in the documents and agreements listed in Exhibits "A-1" or "A-2", to Seller's knowledge, (i) no amount of Seller's Hydrocarbons produced from the Assets and marketed by others is subject to a sales or processing contract (except for contracts terminable without penalty by Seller on notice or not more than thirty days after notice), and no person has any call upon, option to purchase or similar rights under any agreement with respect to the Assets or to the production therefrom, (ii) Seller has not in any respect collected, nor will Seller in any respect collect, any proceeds from the sale of Hydrocarbons produced from the Assets that are subject to refund by Buyer, and (iii) Seller has not been nor will Seller be obligated by virtue of any prepayment made under any gas transportation, production sales contract or any other contract containing a "take-or-pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefor at the time of delivery.

             4.1.15 To Seller's knowledge, during the period of Seller's ownership of the Assets all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Assets and based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom have been and will be timely paid as of the Effective Time in all respects. However, the State of Louisiana has asserted severance tax claims in the litigation reflected on Exhibit "G".

         4.2 Seller's Notice. Seller shall use all reasonable efforts to assure that the warranties and representations herein contained with respect to Seller are true and correct as of Closing and will give prompt written notice to Buyer after execution of this Agreement and before Closing of any matter which affects any warranty or representation herein contained or which renders such warranty or representation untrue. The phrase "to Seller's knowledge" as used in Section
4.1 shall mean only that Seller has made commercially reasonable efforts to ascertain the truth of the statement in which it is utilized.

         4.3 Corrective Action. Upon Buyer's discovery of any breach by Seller of Seller's representation in Section 4.1.7, Buyer shall immediately notify Seller upon discovery, but in no event later than seven (7) days prior to the Closing Date, specifying the breach, corrective action reasonably necessary to correct said breach ("Corrective Action") and Buyer's good faith estimate of the cost of said Corrective Action. If Buyer fails to timely notify Seller, or if the cumulative costs reasonably associated with any identified Corrective Actions are less than Five Hundred Thousand Dollars ($500,000), (a) the Corrective Action shall be waived, (b) the Purchase Price shall not be adjusted on account thereof, (c) the Parties shall proceed with Closing, (d) Buyer shall assume all liability associated with the Corrective Action, and (e) Seller shall be released from all liability associated with the Corrective Action, including but not limited to any liability of Seller for breach of Seller's representation contained in Section 4.1.7. If Buyer timely notifies Seller of Corrective

Actions with reasonably associated cumulative costs of Five Hundred Thousand Dollars ($500,000) or more, Seller may, but shall be under no obligation to undertake the identified Corrective Action prior to the Closing Date. If Seller fails to undertake any non-waived Corrective Action prior to Closing, Buyer shall be entitled to a reduction in the Purchase Price equal to the costs reasonably associated with the Corrective Action; provided, however, that if the costs reasonably associated with the Corrective Action exceed ten percent (10%) of the Purchase Price, either Buyer or Seller shall have the right to terminate this Agreement by so notifying the other Party in writing. Upon such termination, Seller shall return the Performance Deposit to Buyer with simple interest at the rate of five percent (5%) per annum from the date of this Agreement within three (3) Business Days of receipt of notice of termination. This Section 4.3 includes Buyer's sole and only remedies for any breach of the representation of Seller in Section 4.1.7.

                                    ARTICLE V
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         5.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as of the date hereof and the Closing Date that:

             5.1.1 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly qualified to carry on its business in Louisiana, and in the Outer Continental Shelf of the Gulf of Mexico.

             5.1.2 Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby.

             5.1.3 The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's charter, bylaws or governing documents, or any material agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer; the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer.

             5.1.4 This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will constitute, legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors.

             5.1.5 There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against Buyer.

             5.1.6 Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof.

             5.1.7 Buyer will have arranged to have available by the Closing Date sufficient funds to enable the payment to Seller by wire transfer of the Purchase Price in accordance with Section 11.3, and otherwise to perform Buyer's obligations under this Agreement.

             5.1.8 Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. Section 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Except for traditional mortgage financing from reputable financial institutions or reputable energy industry capital providers, Buyer has not sought or solicited, nor is Buyer participating with, investors, partners or other third parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer's own funds.

             5.l.9 Buyer is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of Seller's assignment of the Assets to Buyer by the SMB, BLM, or MMS, including meeting existing or increased area-wide bonding or any other bonding requirements of the MMS.

             5.1.10 Buyer is unaware of any fact or circumstance which would preclude or inhibit Buyer's qualification to operate the federal oil, gas and mineral leases and pipeline(s) subject hereto in the outer continental shelf of the Gulf of Mexico, including meeting the existing or increased area-wide bonding or any other bonding or supplemental security requirements of the MMS.

         5.2 Buyer's Notice. Buyer shall use all reasonable efforts to assure that the warranties and representations herein contained with respect to Buyer are true and correct as of Closing and will give prompt written notice to Seller after the execution of this Agreement and before Closing of any matter which affects any warranty or representation herein contained or which renders such warranty or representation untrue.

                                   ARTICLE VI
                      ACCESS TO INFORMATION AND INSPECTION

         6.1 Title Files. Promptly after the execution of this Agreement and until the Closing Date, Seller will permit Buyer to review at Seller's offices in Lafayette, Louisiana, or other locations upon reasonable request, all available title files, ownership maps, lease files, assignments, division orders, payout statements, agreements, and accounting and other information pertaining to the Assets.

         6.2 Other Files. Prior to Closing Seller shall make available to Buyer for its inspection all production and engineering books, records and data in possession of Seller which are directly related to or constitute a portion of the Assets, and all other files, records, and data pertaining to the Assets, except (i) those subject to attorney/client privilege, (ii) all seismic, geological and geophysical data, and (iii) that which Seller is prevented from disclosing by contractual obligations (other than the joint operating agreements applicable to the Leases) with third Persons.

         6.3 Confidentiality Agreement. All such information made available to Buyer shall be maintained confidential by Buyer until Closing. Any confidentiality agreements Buyer has previously executed with Seller with respect to the Assets shall continue in force until Closing, at which time such agreements shall terminate. Buyer shall further take whatever reasonable steps which may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.3.

         6.4 Inspections. Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets, including, without limitation, the employment of on-site sampling, equipment testing and soil borings; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections, Buyer and each of Buyer's representatives accessing the Assets shall execute Seller's release/boarding agreement, and any such inspection shall be covered by Buyer's indemnity provided in Section 13.3.6.

         6.5 Title and Environmental Defects - Notice, Adjustments and Termination.

             6.5.1 Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the title of the Assets and the physical and environmental condition of the Assets. If, in the course of conducting such investigation or any inspection pursuant to Section 6.4, Buyer discovers significant Environmental Defects or Title Defects (the "Defects") materially affecting the Assets, Buyer shall, upon discovery of such Defects, but in no event later than seven (7) days prior to the Closing Date, notify Seller in writing specifying such Defects, the Assets affected thereby, and Buyer's good faith estimate of the net reduction in value of the Assets affected by such Defects. Except for a claim excluded from Buyer's Environmental Obligations pursuant to Section 12.5.2 and for which Seller owes Buyer indemnity pursuant to Section 13.4.1, any Defect which is not disclosed to Seller within seven (7) days prior to Closing shall conclusively be deemed waived by Buyer for all purposes.

             6.5.2 Subject to Seller's special warranty of title as provided in
Section 7.1 and the assignments and bills of sale which comprise Exhibit "B", if
(i) Buyer fails to timely notify Seller of any Defect as provided in Section 6.5.1, or (ii) any Defect is valued at $50,000.00 or less then (a) any claims of Buyer against Seller with respect to such Defects will be deemed waived, (b) the Purchase Price shall not be adjusted for such Defects, (c) Seller shall be released from any liability therefor, (d) the Parties shall proceed with Closing, (e) Seller shall be under no obligation to correct such Defects, and (f) Buyer shall assume all risks, liability and obligations associated with such Defects. If Buyer notifies Seller of the Defects no later than seven (7) days prior to Closing and if such Defects are in Seller's opinion capable of being corrected prior to the Closing Date, Seller may, but shall be under no obligation to, correct at its own cost and expense such Defects on or before the Closing Date.

             6.5.3 If Seller fails to correct any non-waived Defects prior to Closing and Buyer's good faith estimate of the net reduction in value of the Assets affected by such Defects, including the value of any previously waived Defects valued at $50,000.00 or less, exceeds ten (10%) percent of the Purchase Price, either Buyer or Seller shall have the right to terminate this Agreement by so notifying the other Party in writing. Upon such termination, Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination. Otherwise, Closing shall occur and Seller shall make a reasonable effort to correct any uncured, non-waived Title Defects within one hundred eighty (180) days of Closing. At the end of said one hundred eighty (180) day period, Seller shall refund to Buyer an amount that is mutually agreed by the Parties to be the net reduction in value of the Assets affected by all uncured Defects; provided that Buyer shall only receive a refund to the extent that the cumulative amount of the value of all non-waived Defects exceeds one percent (1%) of the Purchase Price. Seller's previous non-consent elections and the contracts listed on Exhibits "A-1" and "A-2" shall not be considered Title Defects under this Agreement.

             6.5.4 The remedies set forth in this Section 6.5 are the exclusive remedies under this Agreement for all Defects, title defect matters and any environmental matter for which Buyer has given Seller notice, and Seller shall have no other liability therefor. If the Parties are unable to agree on the value of any Defect for which Buyer has given Seller notice, then the dispute shall be resolved under the dispute resolution provisions of Section 17.17.

         6.6 Interest Additions. In the event it is determined prior to Closing that Seller actually owns a net revenue interest in any of the Leases that is greater than the net revenue interest set forth in Exhibit "A-1", the Parties shall use their best efforts to reach mutual agreement regarding an upward adjustment to the Purchase Price at Closing for the Leases on account of the greater interest. Seller shall be entitled to an upward adjustment pursuant to this Section 6.6 only to the extent that an adjustment to a net revenue interest increases the value of an Asset by more than $50,000.00 and only to the extent that the cumulative amount of the value of all such net revenue interest adjustments valued at $50,000.00 or more exceeds one percent (1%) of the Purchase Price. If Seller's good faith estimate of the total value of the net revenue interest adjustments plus the value of any net revenue interest increases which are valued at $50,000.00 or less exceeds ten percent (10%) of the Purchase Price, either Buyer or Seller shall have the right to terminate this Agreement by so notifying the other Party in writing. Upon such termination, Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination. If the Parties are unable to agree on the amount of the upward adjustment prior to Closing, Closing shall nevertheless occur and the dispute shall be resolved under the dispute resolution provisions of Section 17.17.

         6.7 Change in Condition. Except as specifically provided in Section
15.1 with respect to Casualty Losses, Buyer shall assume all risk of loss with respect to any change in the condition of the Assets from the date of execution of this Agreement until Closing and Seller shall have no liability as operator of the Assets or otherwise for losses or damages sustained with respect to the condition of the Assets during the Interim Period except such as may result from Seller's gross negligence or willful misconduct.


                                   ARTICLE VII
                             TITLE AND OTHER MATTERS

         7.1 Limitation of Warranties and Representations. SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED, NOT EVEN TO THE EXTENT OF THE RETURN OF THE PURCHASE PRICE, EXCEPT SEPARATELY AS TO TITLE CLAIMS TO THE LEASES ARISING BY, THROUGH AND UNDER SELLER (BUT NOT OTHERWISE), AS PROVIDED IN THE FORMS OF ASSIGNMENT ATTACHED AS EXHIBIT "B" HERETO. EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS PROVIDED IN
ARTICLE IV, SELLER DOES NOT MAKE OR PROVIDE (AND SELLER HEREBY EXPRESSLY DISCLAIMS), AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, WORKING INTERESTS OR NET REVENUE INTERESTS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, ENVIRONMENTAL CONDITION OF THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES). ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK. WITH RESPECT TO THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS FOR ANY PIPELINES OR FACILITIES COMPRISING A PORTION OF THE ASSETS, SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT SELLER OWNS THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE ANY PIPELINES. SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND

REPRESENTATIONS THAT THERE ARE ANY SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY, OR PERMITS IN FORCE AND EFFECT WITH RESPECT TO ANY PIPELINES OR FACILITIES. If necessary, Buyer shall secure its own rights and permits to operate and maintain any pipelines or facilities comprising a portion of the Assets on the land of others at its own expense. If any consents or approvals of third Persons, including any Governmental Body, are required to assign the surface leases, easements, rights-of-way, permits, or other agreements with respect to the pipelines or facilities and are not secured prior to Closing, Buyer shall secure any necessary consents to assign and approvals at its own expense, provided, however, Seller shall provide such assistance to Buyer to secure the consents and approvals as may reasonably be required. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

         7.2 Buyer's Title Review. Buyer acknowledges that prior to Closing, Buyer will have reviewed the provisions of each of the Leases and related title material made available to Buyer for inspection by Seller and will have examined the status of title of the Leases to be assigned. Buyer acknowledges that prior to Closing it will have conducted all necessary due diligence with respect to title matters, including examination of the records of the State of Louisiana, the MMS, the BLM, the SMB, the Louisiana parishes and any other appropriate Governmental Body. Upon Closing Buyer agrees to accept Seller's title AS IS, WHERE IS and without any title warranties express or implied, except as provided in Section 7.1 and in the forms of assignment attached as Exhibit "B".

                                  ARTICLE VIII
                    PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

         8.1 Commercially Reasonable Efforts. Seller and Buyer agree to use all commercially reasonable efforts to take or cause to be taken all such commercially reasonable action as may be necessary to consummate and make effective the purchase and sale as set forth by this Agreement and to assure that Seller or Buyer will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of such purchase and sale.

         8.2 Preferential Purchase Rights and Consents. Although Seller makes no warranty or representation with respect to the accuracy or completeness of Exhibits "A-1" and "A-2", certain preferential purchase rights or rights of approval or consent may exist with respect to the Leases under the agreements and Leases shown on Exhibits "A-1" and "A-2." Except with respect to Governmental Body approvals and other consents routinely acquired after a transfer, including the non-transferability requirement of any license, permit, right-of-way, franchise or easement, Seller shall use reasonable efforts to notify all holders of (i) preferential rights, (ii) rights of consent to the assignment of the Assets (other than governmental consents, which are to be handled pursuant to Sections 17.1 and 17.2), or (iii) rights of approval of the assignment of the Assets, of its intention to sell the portion of the Assets affected thereby, and, if necessary, the terms and conditions of this Agreement. Seller will not be liable to Buyer if any preferential rights are exercised, or any consents are denied, except as expressly provided in this Section 8.2. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval with respect to the Leases prior to Closing (other than governmental consents, which are to be handled pursuant to Sections 17.1 and 17.2, or approvals and other consents routinely acquired after a transfer, including the non-transferability requirement of any license, permit, right-of-way, franchise or easement) the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the value of the eliminated Asset; provided, however, in the event the value of the eliminated Assets exceeds ten percent (10 %) of the Purchase Price, then, at Buyer's option and upon written notification to Seller, this Agreement shall be terminated, the transaction shall not close and Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination, and thereafter except as set forth in Article XVI, neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. If any additional third party preferential purchase rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer's sole remedy against Seller shall be the return by Seller to Buyer of that portion of the Purchase Price (without interest) which the Parties allocate to the Assets on which such rights are exercised and lost by Buyer to such third party. If the Parties cannot agree on the value of an eliminated Asset or the portion of the Purchase Price to be returned to Buyer in the event an Asset is lost to a third party, then the value shall be established under the dispute resolution provisions of Section 17.17.


                                   ARTICLE IX
                               COVENANTS OF SELLER

         9.1 Covenants of Seller Pending Closing.

             9.1.1 From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Buyer in writing and subject to Section 9.2 below and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets in good and workmanlike manner consistent with its practices. Seller shall use reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets, and shall use reasonable efforts to perform all obligations of Seller in or under all such agreements relating to the Assets. Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (i) submit to Buyer, for prior written approval, all operating or capital expenditures which would ordinarily require the submission of an authority for expenditure under the terms of standard operating agreements, and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than $100,000; (ii) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets, and (iii) obtain Buyer's written approval prior to voting under any operating unit, joint venture, partnership, or similar agreement. Seller shall have no liability as operator of the Assets or otherwise for losses with respect to the Assets during the Interim Period except such as may result from Seller's gross negligence or willful misconduct.

             9.1.2 Prior to Closing, Seller shall promptly notify Buyer of any suit, lessor demand, action, or other proceeding before any Governmental Body and any cause of action or any threat of any such suit, demand, action, claim, investigation, notice of noncompliance, proceeding or cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

             9.1.3 Upon execution of this Agreement, each Party shall furnish to the other Party appropriate corporate resolutions satisfactory to the other Party executed by the secretary or assistant secretary of the Party furnishing the resolutions reflecting the final corporate approval of this Agreement by the appropriate levels of its management and board of directors.

         9.2 Covenants Following Closing. Seller shall pay the lessor's royalty with respect to production of Hydrocarbons through the last day of the calendar month in which Closing occurs and shall file all applicable reports with respect to such production and the payment of royalty. For a period of ninety (90) days after Closing, Seller will assist Buyer in the transition of ownership and operation of the Assets and will provide a reasonable amount of consultation, if requested by Buyer.

         9.3 Radio Frequency. Buyer shall have reasonable, non-exclusive access to Seller's radio communication frequency 173.25000 for a period of ninety (90) days after Closing.


                                    ARTICLE X
                               CLOSING CONDITIONS

         10.1 Seller's Closing Conditions. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction of Seller, in its sole opinion, at or prior to the Closing of the following conditions:

             10.1.1 All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

             10.1.2 The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer.

             10.1.3 Except for approvals covered by Sections 17.1 and 17.2 hereof, all necessary consents of and filings with any Governmental Body relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived.

             10.1.4 As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

             10.1.5 Buyer has insurance providing the following minimum insurance coverages with limits of liability of not less than those set out below and has caused Seller to be named as an additional insured on its insurance policies for such insurance coverages:

             (a) Insurance which shall comply with all applicable Workers' Compensation and Occupational Disease Laws and which shall cover all of the Buyer's employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement. Buyer shall carry insurance for all work performed offshore, including insurance to cover Claims under the United States Longshoremen's and Harbor Workers' Act extended to include the Outer Continental Shelf;

             (b) Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $25,000,000 for each occurrence and Pollution Liability Insurance with a coverage of not less than $25,000,000 for each occurrence. Such insurance shall include coverage for all liability assumed by Buyer under the terms of this Agreement with limits not less than those set out above.

             10.1.6 Buyer shall furnish Seller with certificates of insurance on forms reasonably acceptable to Seller, listing all such insurance policies, and naming Seller as an additional insured. Buyer shall ensure that its insurers waive all rights of recovery or subrogation against Seller, its parent, subsidiaries, affiliates, co-lessees, co-venturers, and all of their agents, directors, officers, employees or servants, with respect to this Agreement and the Assets. Neither failure to comply, nor full compliance with, the insurance provisions of this Agreement shall limit or relieve Buyer from holding Seller harmless in accordance with this Agreement.

             10.1.7 Buyer shall furnish the Seller's Bond or such other security for the benefit of Seller as required in Section 17.2.2.

             10.1.8 Buyer shall furnish evidence satisfactory to Seller and its counsel that Buyer has complied with all MMS requirements for holding title to OCS leases (qualification card), Oil Spill Financial Responsibility and Supplemental Bonding, and any other required security for Governmental Agencies.

             10.1.9 At or prior to Closing, Buyer will furnish all bonding or other security required by the SMB in order to own or operate leases of the State of Louisiana.

         10.2 Buyer's Closing Conditions. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction of Buyer, in its sole opinion, at or prior to the Closing of the following conditions:

             10.2.1 All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

             10.2.2 The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Seller.

             10.2.3 Except for the approvals covered by Sections 17.1 and 17.2 hereof, all necessary consents of and filings with any Governmental Body relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived.

             10.2.4 As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

             10.2.5 Seller has insurance, covering Seller during the Interim Period, providing the following minimum insurance coverages with limits of liability of not less than those set out below and has caused Buyer to be named as an additional insured on its insurance policies for such insurance coverage during the Interim Period:

             (a) Insurance which shall comply with all applicable Worker's Compensation and Occupational Disease Laws and which shall cover all of the Seller's employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement. Seller shall carry insurance for all work performed offshore, including insurance to cover Claims under the United States Longshoremen's and Harbor Workers' Act extended to include the Outer Continental Shelf;

             (b) Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $25,000,000.00 for each occurrence and Pollution Liability Insurance with a coverage of not less than $25,000,000.00 for each occurrence. Such insurance shall include coverage for all liability assumed by Seller under the terms of this Agreement with limits not less than those set out above.

             (c) Onshore/Offshore Energy Package including physical damage coverage for onshore/offshore properties and Assets, removal of wreck and debris, care, custody and control, operator's extra expense, protection and indemnity, collision, business interruption, and excess liability.

             10.2.6 Seller shall furnish Buyer with certificates of insurance on forms reasonably acceptable to Buyer, listing all such insurance policies required in Section 10.2.5 during the Interim Period. Seller shall ensure that its insurers waive all rights of recovery or subrogation against Buyer, its parent, subsidiaries, affiliates, co-lessees, co-venturers, and all of their agents, directors, officers, employees or servants, with respect to this Agreement and the Assets. Neither failure to comply nor full compliance with, the insurance provisions of this Agreement shall limit or relieve Seller from holding Buyer harmless in accordance with this Agreement.

         10.3 General Closing Conditions. The obligations of Buyer and Seller to close under this Agreement, as provided in Article XI, are specifically conditioned upon the receipt of all material waivers, consents, approvals, permits, waivers of preferential purchase rights and authorizations and actions of third parties (other than the governmental consents which are to be handled pursuant to Sections 17.1 and 17.2 and approvals and other consents routinely acquired after a transfer, including the non-transferability requirement of any license, permit, right-of-way, franchise or easement and other consents and approvals that by federal, state, or local law, rules, regulation, agreement or by their inherent nature are required to be obtained to complete the purchase and sale contemplated herein.

         10.4 Conditions. The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions to the other Party's obligations at Closing.


                                   ARTICLE XI
                                     CLOSING

         11.1 Closing. The actions and events described in this Article XI are the "Closing" of this transaction which shall be held beginning at 10:00 a.m. local time at Seller's offices located at 3861 Ambassador Caffery Parkway, Suite 100, Lafayette, Louisiana, 70503, on March 31, 2000, or on such earlier or later date or at such other place as the Parties agree in writing ("Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived.

         11.2 Seller's Closing Obligations.

              11.2.1 At Closing, except to the extent comprising the Excluded Assets, Seller shall execute and deliver to Buyer the following:

              (a) Assignment and conveyance of lease(s), and such other documents as may be reasonably necessary to convey Seller's interest in the Assets to Buyer and for Buyer to assume all obligations thereunder in accordance with the provisions hereof, including the following:

                    (i) Assignment and Conveyance of OCS Leases, substantially in the form of Exhibit "B-1";

                    (ii) Assignment and Conveyance of Louisiana State Mineral Board Leases, substantially in the form of Exhibit "B-2";

                    (iii) Assignment and Conveyance of private landowner oil, gas and mineral leases, substantially in the form of Exhibit "B-3";

                    (iv) Assignment and Conveyance of BLM Lease, substantially in the form of Exhibit "B-4";

                    (v) Assignment and Conveyance of OCS pipeline rights-of-way, substantially in the form of Exhibit "B-5";

                    (vi) Assignment and Conveyance of State of Louisiana pipeline rights-of-way, substantially in the form of Exhibit "B-6";

                    (vii) Assignment and Conveyance of State of Louisiana surface leases, substantially in the form of Exhibit "B-7";

                    (viii) Assignment and Conveyance of private landowner
                           surface leases, substantially in the form of Exhibit "B-8";

                    (ix) Assignment of Subsurface Agreements, substantially in the form of Exhibit "B-10".

              (b) The Assignment and Assumption of Contracts, substantially in the form of Exhibit "C," under which Buyer is assigned and transferred Seller's rights and interests in all contracts and agreements included in the Assets and Buyer assumes all obligations thereunder in accordance with the provisions hereof, including, but not limited to, the operating agreements and other agreements and contracts described on Exhibit "A-2" whether or not of record or on file;

              (c) A Bill of Sale, substantially in the form of Exhibit "D," for the wells, platforms, facilities, pipelines, and other fixtures, equipment and movables included in the Assets;

              (d) Such other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Assets to Buyer or to effect and support this transaction including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations;

              (e) If necessary, letters-in-lieu of transfer orders, substantially in the form of Exhibit "E," directing all purchasers of production to pay Buyer the proceeds of production produced from the Assets from and after the Effective Time;

              (f) A non-foreign affidavit, substantially in the form of Exhibit "F";

              (g) Such designation of operator forms as are necessary to transfer operations to Buyer for those Assets that are operated by Seller which will be operated by Buyer;

              (h)   The Production Handling Agreement; and,

              (i)   The Trust Agreement.

              11.2.2   At Closing, Seller shall deliver to Buyer the following:

              (a) Incumbency certificates and copies of the powers of attorney or other authorization for the representatives of Seller executing this Agreement and the instruments delivered at Closing, or other evidence of the authority of Seller to enter into this Agreement and close the transaction contemplated hereby in a form and having content satisfactory to Buyer and its counsel;

              (b) Seller's arrangements to deliver to Buyer the following (except to the extent constituting Excluded Assets):

                    (i) Copies of all of the files, contracts, and documents affecting title to the Leases to which Seller has access and to which Buyer is entitled;

                    (ii) Copies of all books, records, production records, information, and engineering data relating to the Assets to which Buyer is entitled, except insofar as Seller is prevented from transferring same by contractual obligations to third parties, or which constitute Excluded Assets and;

                    (iii) Copies of all other files, data, and records pertaining to the Assets to which Buyer is entitled.

              (c) Certificates of insurance confirming the existence of the insurance coverages by Seller pursuant to Sections 10.2.5 and 10.2.6 confirming that Buyer is named as an additional insured thereunder;

         11.3 Buyer's Closing Obligations.

              11.3.1.  At Closing, Buyer shall execute and deliver to Seller:

              (a) Assignment and Conveyance of OCS Leases, substantially in the form of Exhibit "B-1";

              (b) Assignment and Conveyance of Louisiana State Mineral Board Leases, substantially in the form of Exhibit "B-2";

              (c) Assignment and Conveyance of private landowner oil, gas and mineral leases, substantially in the form of Exhibit "B-3";

              (d) Assignment and Conveyance of BLM Lease, substantially in the form of Exhibit "B-4";

              (e) Assignment and Conveyance of OCS pipeline rights-of-way, substantially in the form of Exhibit "B-5";

              (f) Assignment and Conveyance of State of Louisiana pipeline rights-of-way, substantially in the form of Exhibit "B-6";

              (g) Assignment and Conveyance of State of Louisiana surface leases, substantially in the form of Exhibit "B-7";

              (h) Assignment and Conveyance of private landowner surface leases, substantially in the form of Exhibit "B-8";

              (i) Assignment of Overriding Royalty to fund the trust account pursuant to the Trust Agreement, substantially in the form of Exhibit "B-9";

              (j) The Assignment and Assumption of Contracts, substantially in the form of Exhibit "C" under which Buyer is assigned and transferred Seller's rights and interests in all contracts and agreements included in the Assets and Buyer assumes Seller's obligations thereunder, including but not limited to the operating agreements and other agreements and contracts described on Exhibit "A-2" whether or not of record or on file;

              (k)   [Intentionally omitted];

              (l) The Production Handling Agreement substantially in the form of Exhibit "I";

              (m) The Trust Agreement as required in Section 17.2.3 substantially in the form of Exhibit "J";

              (n) Such designation of operator forms as are necessary to transfer operations to Buyer for those Assets that are operated by Seller which will be operated by Buyer;

              (o) Assignment of Subsurface Agreements, substantially in the form of Exhibit "B-10".

              11.3.2. At Closing, Buyer shall deliver to Seller:

              (a) The Purchase Price, as adjusted by the amount shown on the Preliminary Settlement Statement, less the Performance Deposit which shall be retained by Seller and credited towards the Purchase Price, by wire transfer in immediately available funds to:

                    Wells Fargo Bank
                    Houston, Texas
                    ABA# 112000248
                    Acct. Name: Ocean Energy, Inc.
                    Acct. No. 4375681020
                    Reference:  East Bay Purchase

              (b) Evidence acceptable to Seller that Buyer is qualified to hold title to the Leases with the MMS and the BLM and to operate (should Buyer become the operator of the Assets or a portion thereof) the platforms, wells, pipelines and facilities associated therewith;

              (c) Certificate(s) of insurance confirming the existence of the insurance coverages by Buyer pursuant to Sections 10.1.5 and
                    10.1.6 confirming that Seller is named as an additional insured thereunder;

              (d) Incumbency certificates and copies of the powers of attorney or other authorization for the representatives of Buyer executing this Agreement and the instruments delivered at Closing, or other evidence of the authority of Buyer to enter into this Agreement and close the transaction contemplated hereby in a form and having content satisfactory to Seller and its counsel;

              (e) The Seller's Bond designating Seller as obligee or such other security satisfactory to Seller as required in Section 17.2.2.

              (f)   Buyer's list of employees as required in Section 17.19.

         11.4 Joint Closing Obligations. Both Parties at Closing shall execute a Settlement Statement evidencing the amounts actually wire transferred into such accounts as are designated above or by the receiving Party in writing prior to Closing. Seller and Buyer shall also execute, acknowledge (if necessary) and exchange, as applicable, any applications necessary to transfer governmental or regulatory permits to which the Assets are subject, and which Seller has agreed to transfer under this Agreement.

         11.5 Failure to Close. If Closing does not occur for any reason other than the failure of Buyer to perform the obligations to be performed by it prior to and on the Closing Date, as such Closing Date may be extended in accordance herewith, then Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination by wire transfer in immediately available funds to:

                          ---------------------------

                          ---------------------------

                          ---------------------------

                          ---------------------------

                          ---------------------------

                          ---------------------------


                                   ARTICLE XII
                                EFFECT OF CLOSING
                   ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

         12.1 Buyer's Rights After Closing. Upon and after Closing, Buyer will receive all of Seller's right, title and interest in the Assets, with effect as of the Effective Time.

         12.2 Buyer's Obligations After Closing.

              12.2.1 Description of Obligations. Upon and after Closing, Buyer will assume, pay and perform (i) the Plugging and Abandonment Obligations (as defined in Section 12.4), (ii) the Environmental Obligations (as defined in
Section 12.5), (iii) all the obligations, liabilities and duties with respect to the ownership and (if applicable) operation of the Assets that are attributable to periods at and after the Effective Time, whether or not the required governmental consents and approvals described in Sections 17.1 and 17.2 are obtained; and, (iv) all other obligations assumed by Buyer under this Agreement, (collectively, "Buyer's Assumed Obligations"). The Buyer's Assumed Obligations include without limitation:

              (a) Responsibility for payment of all operating expenses and capital expenditures related to the Assets and attributable to the period at and after the Effective Time;

              (b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the contracts and agreements listed on Exhibits "A-1" and "A-2", and all other orders and contracts to which the Assets are subject arising at and after the Effective Time;

              (c) Responsibility for payment of all Burdens, rentals, shut-in payments and other burdens, charges or encumbrances to which the Assets are subject that are attributable to periods at and after the Effective Time;

              (d) Responsibility for proper accounting for and disbursement of production proceeds from the Assets attributable to periods at and after the Effective Time;

              (e) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Assets, and the procurement and maintenance of all permits required by any Governmental Body or other public authorities in connection with the Assets at and after the Effective Time;

              (f) Responsibility for all obligations for imbalances which may occur with respect to third parties for production or processing of Hydrocarbons attributable to Seller's interest (prior to Closing, and Buyer's interest after Closing) in and ownership of Hydrocarbons produced from the Assets after the Effective Time;

              (g) Responsibility for any and all Claims for personal injury, death or damage to movable property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Assets or the condition thereof on, prior to or after the Effective Time, except to the extent that such Claims arise from Seller's ownership or operation of the Assets and are asserted by third parties in writing against Seller or Buyer within one
                    (1) year of the Closing Date.

              12.2.2 Non-Operator's Obligations. Buyer assumes full responsibility and liability for Buyer's Assumed Obligations without regard to whether the obligation (i) relates to an Asset as to which Buyer is not the duly elected operator or which is a non-operating interest or (ii) relates to a period of time during which Seller was not the owner or operator of the Asset.

         12.3 Seller's Obligations After Closing.

              12.3.1 Description of Obligations. After Closing, Seller will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Assets that are attributable to periods before the Effective Time, except as otherwise specifically provided in this Agreement ("Seller's Retained Obligations"). The Seller's Retained Obligations include without limitation:

              (a) Responsibility for the payment of all operating expenses and capital expenditures related to the Assets and attributable to the period prior to the Effective Time;

              (b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the contracts and agreements listed on Exhibits "A-1" and "A-2", and all other orders and contracts to which the Assets are subject arising before the Effective Time;

              (c) Responsibility for payment of all Burdens, rentals, shut-in payments and encumbrances to which the Assets are subject that are attributable to periods before the Effective Time;

              (d) Responsibility for proper accounting for and disbursement of production proceeds from the Assets attributable to periods before the Effective Time;

              (e) Responsibility for the exclusions from the Environmental Obligations described in Section 12.5.2;

              (f) Responsibility for all obligations for imbalances which may exist at the Effective Time with respect to third parties for production or processing of Hydrocarbons attributable to Seller's interest in and ownership of Hydrocarbons produced from the Assets prior to the Effective Time;

              (g) Responsibility for any and all claims for personal injury, death or damage to movable property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Assets or the condition thereof prior to the Effective Time to the extent that such claims are (i) asserted in writing against Seller or Buyer within one (1) year of the Closing Date, and (ii) arise from Seller's ownership or operation of the Assets; and,

              (h) Responsibility for any offsite storage and disposal, prior to the Effective Time by Seller of Hazardous Materials produced from the Assets, and stored or disposed of, on, in or below any property which does not form a part of the Assets, for which and to the extent that remediation is required by any Environmental or Conservation Law in effect as of the Effective Time.

              12.3.2 Non-Operator's Obligations. Seller retains full responsibility and liability for Seller's Retained Obligations without regard to whether the obligation relates to (i) any periods of time before the Effective Time during which Seller was not the owner or operator of the Assets, or (ii) any non-operating interests in the Assets.

         12.4 Plugging and Abandonment Obligations.

              12.4.1 Buyer's Obligations. Upon and after Closing, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets ("Plugging and Abandonment Obligations"), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

              (a) The necessary and proper plugging, replugging and abandonment of all wells on the Assets, whether plugged and abandoned before or after the Effective Time;

              (b) The necessary and proper removal, abandonment, and disposal of all platforms, structures, pipelines, equipment, movables, immovables, abandoned property and junk located on or comprising part of the Assets;

              (c) The necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

              (d) The necessary and proper restoration of the Assets, both surface, sea floor and subsurface, to such condition as may be required by applicable laws, regulation or contract;

              (e) Any necessary clean-up or disposal of Assets contaminated by naturally occurring radioactive material ("NORM") as may be required by applicable laws, regulation or contract; and

              (f) All obligations arising from contractual requirements and demands made by authorized Governmental Bodies or parties claiming a vested interest in the Assets.

              12.4.2 Standard of Operations. Buyer shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

              12.4.3 Buyer's Bonds and Seller's Remedies. Buyer's liability and obligations under this Section 12.4 are included in the liabilities and obligations to be secured by the bonds, supplemental or additional bonds, trust account, and/or pledge of securities, as may be established pursuant to Sections
17.1 and 17.2. If Buyer defaults in the performance of its obligations pursuant to this Section 12.4, Seller, at its option, and after reasonable notice, may complete, or have completed, the plugging, replugging, abandonment, removal, disposal, capping, burying, and restoration operations at Buyer's expense. Exercise of Seller's rights hereunder shall in no way limit Seller's rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies hereunder.

         12.5 Environmental Obligations.

              12.5.1 Buyer's Obligations. Except as provided in Section 12.5.2, upon and after Closing, Buyer assumes full responsibility and liability for the following conditions, occurrences, events and activities on or related to the Assets ("Environmental Obligations"), regardless of whether arising from the ownership or operation of the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or the condition of the Assets when acquired:

              (a) Environmental pollution or contamination, including pollution or contamination of the Assets, soil, sea, groundwater, surface water, or air by Hazardous Materials, Hydrocarbons, brine, NORM or otherwise;

              (b)   Underground injection activities and waste disposal;

              (c) Clean-up responses, including, but not limited to, the cost of investigation removal, remediation, control, assessment or compliance with respect to surface, sea floor, and subsurface pollution caused by spills, pits, ponds or lagoons;

              (d) Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

              (e) Disposal, Release or presence of any Hazardous Materials, including, but not limited to, hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Assets before or after the Effective Time;

              (f) Non-compliance with environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies, including Environmental and Conservation Laws;

              (g) The presence of asbestos in, on or as part of the Assets which require special methods of handling and special methods of performing work.

              12.5.2 Exclusions from Buyer's Obligations. Buyer's Environmental Obligations do not include:

              (a) Claims for any civil or criminal fine or penalty that may be levied against Seller or Buyer by any Governmental Body for any violation of Environmental and Conservation Laws resulting solely from Seller's ownership or operation of the Assets before the Effective Time which are asserted within one (1) year after Closing, all of which shall remain the responsibility of Seller;

              (b) Claims against Seller or Buyer by third Persons, including any Governmental Body, of which Seller is notified in writing by Buyer within one (1) year after Closing, resulting from the Environmental Obligations, which arose and are asserted prior to the Effective Time and are attributable to the ownership or operation of the Assets by Seller prior to the Effective Time. Seller shall have no obligation to Buyer under this Section 12.5.2(b) for any matter for which Seller is not notified in writing by Buyer within one (1) year after Closing. It is agreed and understood, moreover, that this exclusion and Seller's indemnity obligations with respect to the same under this Agreement shall be limited only to Claims against Buyer by third Persons, including any Governmental Body;

              (c) For purposes of Sections 12.5.2(a) and (b), Claims shall be deemed asserted at the time the order requiring payment of a fine or penalty or requiring cleanup or remediation has been issued in writing by the appropriate Governmental Body or Seller or Buyer has been notified in writing that Seller or Buyer is a potentially responsible party by a Governmental Body;

              (d) The indemnification obligation set forth in Section 13.4.1 in this Agreement with respect to the exclusions in Sections
                    12.5.2 (a) and (b) shall, after the Closing, be the sole and exclusive remedies of Buyer with respect to the matters addressed in this Sections 12.5.2 (a) and (b), regardless of any of Seller's warranties or representations.

         12.6 Revenues and Expenses.

              12.6.1 Revenues. To the extent not accounted for in Buyer's and Seller's Credits and adjustments under Section 3.2 hereof, all proceeds, accounts receivable, income, revenues and other items included in or attributable to the Excluded Assets and the Assets prior to the Effective Time shall belong to and be retained or paid to Seller, and all other proceeds, accounts receivable, income, revenues and other items included in or attributable to the Assets after the Effective Time shall belong to and be paid over to the Buyer.

              12.6.2 Expenses. To the extent not accounted for in Buyer's and Seller's Credits and adjustments under Section 3.2 hereof, all accounts payable and other costs and expenses with respect to the Excluded Assets and Seller's interest in the Assets which are attributable under generally accepted accounting principles to the period prior to the Effective Time shall be the obligations of and be paid by Seller. Those accounts payable, costs and expenses which are attributable to the period commencing after the Effective Time shall be the obligation of and be paid and discharged by Buyer.

              12.6.3 Post Closing Obligations. If any funds are received by a Party hereto, which belong to the other Party, the Party receiving such funds shall immediately pay the funds over to the other Party entitled thereto. If an invoice or other obligation to be discharged is under the terms of this Agreement partially the obligation of Seller and partially the obligation of Buyer, the Party receiving such invoice or request to discharge the obligation shall promptly notify the other Party which shall promptly pay over its share thereof after receipt of such notice.

         12.7 Seller Operated Properties. After Buyer assumes operations of the Assets, Seller shall be granted access and reasonable ingress and egress onto and across the Assets without any requirement of payment by Seller to Buyer but otherwise at Seller's sole risk, cost and expense in order that Seller may remove from the Assets the Excluded Assets, and any such access, ingress and egress shall be covered by Seller's indemnity provided in Section 13.4.3. Seller shall make its personnel available to Buyer as may be reasonably necessary to assist in the transition of operations, and any such assistance shall be covered by Buyer's indemnity provided in Section 13.3.2.


                                  ARTICLE XIII
                                   INDEMNITIES

         13.1 Definition of Claims. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for:
(i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortuous injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "Claims" also includes reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

         13.2 Application of Indemnities.

              13.2.1 Covered Claims and Parties. All indemnities set forth in this Agreement extend to the officers, directors, employees, parents, subsidiaries and affiliates of the Party indemnified. Unless this Agreement expressly provides to the contrary, the indemnities set forth in this Agreement apply regardless of whether the indemnified Party (or its employees, agents, contractors, successors or assigns) causes, in whole or part, an indemnified Claim, including indemnified Claims arising out of or resulting, in whole or part, from the condition of the Assets or the indemnified Party's (or its employees', agents', contractors', successors' or assigns') sole or concurrent negligence, strict liability or fault. However, the indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that (i) is the result of the gross negligence, willful misconduct or fraud of the indemnified Party, (ii) is the result of the imposition of punitive or consequential damages on the indemnified Party arising from the acts of the indemnified Party, or (iii) is the result of the imposition of civil or criminal fines or penalties by any court or regulatory authority on the indemnified Party due to the indemnified Party's failure to comply with applicable laws, regulations or orders.

              13.2.2 Other Limitations. The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified Party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified Party is reimbursed by any third party. The indemnities in this Agreement do not relieve the Parties to this Agreement from any obligations to third parties. The indemnities of the Parties in this Agreement do not relieve the indemnified Party from, or extend to cover, any obligations of the indemnified Party under the terms of any operating agreement or other cost-sharing arrangement which is applicable to any Claim. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.

         13.3 Buyer's Indemnity. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from, or incidental to:

              13.3.1 Buyer's Assumed Obligations, including without limitation the Plugging and Abandonment Obligations and the Environmental Obligations;

              13.3.2 Seller's operation of the Assets and any assistance in the transition of ownership of operations under Section 9.2 of this Agreement (if applicable), except to the extent caused by Seller's gross negligence or willful misconduct;

              13.3.3 Any obligations for a brokerage or finder's fee or commission incurred by Buyer in connection with its purchase of the Assets;

              13.3.4 Any violation by Buyer of state or federal securities laws, or Buyer's dealings (including any dealings in breach of Buyer's warranties and representations in Section 5.1.8) with its partners, investors, financial institutions, assignees and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Assets (or portion thereof) by Buyer, its affiliates or assignees;

              13.3.5 Buyer's ownership or operation of any portion of the Assets that may be reconveyed or reassigned to Seller due to failure to obtain requisite consents or government approvals, except to the extent any such Claim is the direct result of Seller's ownership or operation of the Assets before the Effective Time;

              13.3.6 Buyer's inspection of the Assets under Section 6.4 and any other provisions of this Agreement, except to the extent caused by Seller's gross negligence or willful misconduct; and,

              13.3.7 Buyer's calculation and payment of Burdens on the Leases and the calculation and payment of severance taxes, if any, on the production of Hydrocarbons from the Leases after the Effective Time.

         13.4 Seller's Indemnity. Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims caused by, resulting from or incidental to:

              13.4.1 Seller's Retained Obligations as defined in Section 12.3 and the exclusions from the Environmental Obligations assumed by Buyer in Sections 12.5.2(a) and 12.5.2(b);

              13.4.2 Seller's operation of the Assets under Section 9.1.1 of this Agreement (if applicable), to the extent caused by Seller's gross negligence or willful misconduct; and

              13.4.3 Seller's access to the Assets after Closing for the purposes described in Sections 12.7 (if applicable) and 17.11, except to the extent caused by Buyer's gross negligence or willful misconduct.

         13.5 Notices and Defense of Indemnified Claims. Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend at the indemnifying Party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. In the event it is necessary for either Party to institute suit to enforce any right of defense and indemnity against the other Party arising from or incidental to the indemnity obligations in this Agreement, then the prevailing Party shall be entitled to recover reasonable attorney's fees, court costs and expenses related thereto.

         13.6 Pending Litigation and Claims. Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify, defend and hold Buyer harmless from and against any Claims resulting from the litigation and Claims listed on Exhibit "G" under the section entitled "Seller Responsibility," except as may otherwise be expressly provided in that Exhibit. Buyer shall indemnify, defend and hold Seller harmless from and against any Claims resulting from the litigation and Claims listed on Exhibit "G" under the section entitled "Buyer Responsibility," except as may otherwise be expressly provided in that Exhibit.

         13.7 Waiver of Consequential and Punitive Damages. Neither Buyer nor Seller shall be entitled to recover from the other, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such Party. Buyer and Seller both waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement.


                                   ARTICLE XIV
                     LIMITATIONS OF WARRANTIES AND REMEDIES

         14.1 Limitations. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY, NATURE, CLASSIFICATION, VALUE OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS", AND NO WARRANTIES OR REPRESENTATIONS WHATSOEVER OR OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF CONDITION, QUALITY, QUANTITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR FREEDOM FROM REDHIBITORY VICES OR DEFECTS, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAVE FULLY SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, DISPOSAL OR DISCHARGE OF HAZARDOUS MATERIALS, AND THE CONDITION OF ANY WELL CASING, TUBING OR DOWNHOLE EQUIPMENT, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS" CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS

AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES AND SELLER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, OR CONFORMITY TO SAMPLES. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

         14.2 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL
(NORM). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, AND OTHER ASSETS.

         14.3 Assignment Disclaimers. The assignments and bills of sale, leases, subleases, deeds and other documents of conveyance to be delivered at or after Closing by Seller shall expressly include the disclaimers and waivers of representations and warranties and limitations included in this Agreement and shall expressly state that the Assets have been used for oil and gas drilling and producing operations, related oilfield operations and the production treatment, storage, compression and transportation of oil, gas and Hazardous Materials.

         14.4 Survival. Except for the representations and warranties of Seller provided in Sections 4.1.7, 4.1.8, 4.1.9, 4.1.10, 4.1.11, 4.1.13, 4.1.14 and
4.1.15 which shall terminate upon Closing, all representations, warranties, covenants, indemnities, and agreements made herein shall survive the Closing and shall not be merged into or superseded by any assignments or other documents delivered at Closing.


                                   ARTICLE XV
                         CASUALTY LOSS AND CONDEMNATION

         15.1 Casualty Loss. If, prior to the Closing, any of the Assets are substantially damaged or destroyed by fire or other casualty or, if any substantial portion of the Assets are taken by condemnation or under the right of eminent domain (all of which are herein called

"Casualty Loss" and are limited to property damage or taking only), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure the Casualty Loss by repairing them with equivalent items, no later than the Closing Date, all to Buyer's reasonable satisfaction. If any uncured Casualty Loss exists at the Closing, Buyer shall proceed to purchase the Assets affected thereby, and upon receipt thereof, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the damage or taking of such Assets, and to the extent Seller is not contractually prohibited from doing so, Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, unpaid proceeds or other payments from third parties arising out of such damage or taking. Notwithstanding the foregoing, if the aggregate value in the reduction of the Assets on account of such uncured Casualty Loss exceeds twelve (12%) percent of more of the Purchase Price, either Buyer or Seller shall have the right to terminate this agreement by so notifying the other party in writing prior to Closing. Upon termination, Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice of termination.

         15.2 Limitation. Anything in this Agreement or in the documents to be delivered at Closing to the contrary notwithstanding, Buyer shall only be entitled to proceeds with respect to Seller's casualty insurance coverage described in Section 10.2.5 or other sums paid to Seller by third parties (or an assignment of claims related thereto) upon or after the Closing of the transactions contemplated herein.


                                   ARTICLE XVI
                              DEFAULT AND REMEDIES

         16.1 Seller's Remedies. Upon failure of Buyer to perform the obligations to be performed by it prior to and on the Closing Date, as such Closing Date may be extended in accordance herewith, Seller, at its sole option, may (i) enforce specific performance or (ii) terminate this Agreement and retain the Performance Deposit as agreed liquidated damages and not as a penalty, as Seller's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Section 16.3) being expressly waived by Seller.

         16.2 Buyer's Remedies. Upon failure of Seller to perform the obligations to be performed by it by the Closing Date, as such Closing Date may be extended in accordance herewith, Buyer, at its sole option, may (i) enforce specific performance or (ii) Seller shall return the Performance Deposit to Buyer with five percent (5%) per annum simple interest from the date of this Agreement within three (3) Business Days of receipt of the notice or termination as Buyer's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Section 16.3) being expressly waived by Buyer.

         16.3 Effect of Termination. Anything herein to the contrary notwithstanding, in the event of termination of this Agreement, the transaction shall not close, and this Agreement shall become void and have no further effect whatsoever, and neither Buyer nor Seller shall have any further right or duty to the other hereunder, except as provided in Sections 16.1, 16.2 and 16.4.

         16.4 Other Remedies. Notwithstanding the provisions of Sections 16.1,
16.2 and 16.3 termination of this Agreement shall not prejudice or impair Buyer's obligations under Sections 6.3 (and the confidentiality agreements referenced therein) and 6.4 and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 6.3 and 6.4.


                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.1 Certain Governmental Approvals. Seller shall cooperate with Buyer and Buyer will use all commercially reasonable efforts after Closing to obtain the unconditional approval by the MMS, the BLM and the SMB of the assignments and conveyances of lease(s) attached hereto as Exhibits "B-1", "B-2", "B-4", "B-5", "B-6" and "B-7". In the event Buyer operates or is elected successor operator under the operating agreements applicable to any of the Leases, if applicable, Buyer also obligates itself to make application to the MMS to qualify or continue (if any further qualification is necessary or required by MMS) as operator with respect to the Assets, as well as for a right of use and easement as to the pipeline(s) and platforms included in the Assets. Buyer shall take any actions reasonably required of Buyer by the MMS or any other regulatory agencies or Governmental Body to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be required of Buyer pursuant to 30 CFR Parts 250 and 256 in excess of any existing lease, pipeline or area-wide bond(s). Until all of the governmental approvals with respect to the assignments described in this Section 17.1 are obtained, however, the following shall occur:

              17.1.1 As necessary, Seller shall continue to hold record title to the Assets as nominee for Buyer;

              17.1.2 Buyer's indemnity under Section 13.3.1 shall include any and all Claims, costs and expenses of any kind or character relating to such Assets accruing after Closing;

              17.1.3 Seller shall act as Buyer's nominee but shall be authorized to act only upon and in accordance with Buyer's specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing; and

              17.1.4 Buyer shall continue to maintain and provide at its cost the insurance coverages with minimum limits of liability as set forth in Section
10.1.5 of this Agreement.

         17.2 Bonding and Trust Account.

              17.2.1 Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities. Upon execution hereof, Buyer shall confer with the MMS regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 CFR Parts 250 and 256, and within thirty (30) days of any MMS determination pursuant to such regulations Buyer shall satisfy the MMS requirements concerning same.

              17.2.2 Seller's Bond. Upon closing, Buyer shall post with Seller and thereafter maintain additional irrevocable bonding in the face amount of $50,000,000.00 (the "Seller's Bond"), subject to adjustment as provided in the Trust Agreement, from a good and sufficient commercial surety included on the list of acceptable sureties for Federal bonds as certified by the U.S. Department of the Treasury (pursuant to Treasury Circular No. 570), and acceptable to Seller, in its reasonable discretion, with Seller (and/or its designee) named as obligee to secure all obligations of Buyer to be responsible for and comply with all duties and obligations of Seller with respect to the Assets, including any governmental request or requirement to plug, re-plug, and/or abandon any well, platform, pipeline, structure, piling, foundation or other related facility existing on the Assets, on or after the Effective Time, of whatsoever type, status or classification, or to take any environmental remediation, clean-up or other action with respect to the Assets, including the removal of all or any structures, wells, foundations, platforms or pilings. The Seller's Bond shall be in addition to any other bonding obligations which Buyer may owe to the MMS, BLM, SMB or any other Person or Governmental Body and shall relate solely and exclusively to the Assets to the exclusion of all other properties owned or operated by Buyer. In satisfaction of up to $10,000,000.00 of the bonding required of Buyer under this Section 17.2.2, Seller will accept an irrevocable letter of credit, in a form and content satisfactory to Seller, in its sole discretion, from an acceptable federally insured banking institution acceptable to Seller, in its sole discretion.

              17.2.3 Trust Account. Upon Closing, Buyer shall fund and thereafter maintain a trust account as additional security for the Plugging and Abandonment Obligations and the Environmental Obligations according to the terms of the Trust Agreement (the "Trust Agreement") attached hereto as Exhibit "J" and the Assignment of Overriding Royalty attached hereto as Exhibit "B-9."

              17.2.4 Shell Bond and Trust Account. Buyer agrees to cooperate with Seller in Seller's effort to secure a release and termination of the Shell Trust Agreement through the addition of Shell Offshore Inc. as an additional beneficiary under the Trust Agreement and the substitution of Seller's Bond with the designation of Shell Offshore Inc. as an additional obligee for the performance bond presently posted with Shell Offshore Inc.

         17.3 Public Announcements. Buyer shall secure the prior written approval of Seller of the text of any public announcement or statement to be made solely by Buyer prior to making any public announcement or statement with respect to the execution of this Agreement, or the pending or closing of the transaction contemplated by this Agreement. Any other public announcement or statement by Buyer concerning the Assets shall not reference Seller. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange and applicable securities laws.

         17.4 Filing and Recording of Assignments, etc. Buyer shall be solely responsible for all filings and recording of assignments and other documents (including change of operator filings) related to the Assets and for all fees connected therewith, except as otherwise provided in this Agreement. Buyer shall furnish Seller with copies of all filings made by it pursuant to this Agreement and of the pertinent recording data pertaining to same. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms or declarations with the MMS, DOC, SMB, DEQ and BLM and any other applicable Governmental Body relative to this Agreement and its assumption of the Leases (and operations, if Buyer becomes the operator), and Seller shall cooperate with Buyer in connection with such filings.

         17.5 Further Assurances and Records.

              17.5.1 After the Closing, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

              17.5.2 Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for a minimum of six (6) years after expiration or termination of the last Lease to expire or terminate. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any contract or agreement, law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing tax returns, (v) responding to or disputing any tax audit, or (vi) asserting, defending or otherwise dealing with any Claim or dispute under this Agreement. Buyer recognizes that Seller is required to maintain certain files and records relating to the Assets pursuant to agreements with a prior owner/operator. Buyer will undertake to secure a release of Seller from such agreements or the right to substitute Buyer for Seller thereunder, in which event Seller will deliver originals of the files described in Section
1.37.6 to Buyer upon Buyer's assumption of Seller's obligations with respect thereto, reserving Seller's right to retain copies thereof.

              17.5.3 Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks (if any) used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

              17.5.4 To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Assets in the possession of either Seller or third parties.

              17.5.5 Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and Buyer's ownership or operation thereof, and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

         17.6 Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below of the Party to be notified, addressed as follows or when a legible facsimile copy is received, during ordinary business hours, by the Party's facsimile equipment at the number shown below:

                  If to Seller:     Ocean Energy, Inc.
                                    3861 Ambassador Caffery Parkway
                                    Suite 100
                                    Lafayette, Louisiana  70503
                                    Telephone:  (318) 993-4300
                                    Fax:  (318) 993-4319
                                    Attention: Mr. Stephen T. Laperouse
                  with a copy to:   Mr. Daniel G. Fournerat
                                    Onebane, Bernard, Torian, Diaz,
                                    McNamara & Abell
                                    P. O. Box 3507
                                    Lafayette, LA  70502
                                    Telephone:  (318) 266-1158
                                    Fax:  (318) 266-1232

                  If to Buyer:      Energy Partners, Ltd.
                                    201 St. Charles Avenue
                                    Suite 3400
                                    New Orleans, LA  70170
                                    Telephone:  (504) 569-1875
                                    Fax:  (504) 569-1874
                                    Attention:  Mr. Richard A. Bachmann


Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any Party may, by written notice so delivered to the other, change the address or facsimile number to which delivery shall thereafter be made.

         17.7 Incidental Expenses. Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer, (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder, and (iv) all normal costs or fees required to obtain consent to assign the Leases. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

         17.8 Entire Agreement. Except for the confidentiality agreements referenced in Section 6.3, this Agreement (including Exhibits "A" through "N") embodies the entire agreement between the Parties (superseding all prior agreements, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity (other than the Parties and their permitted successors and assigns) any rights or remedies under or by reason of this Agreement.

         17.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

         17.10 Exhibits. All Exhibits hereto, and the terms thereof, which are referred to herein are hereby made a part hereof and incorporated herein by reference.

         17.11 Audits Access to Assets. Seller shall have the right, during reasonable business hours, to audit all records (excepting federal tax records and records subject to the attorney/client privilege) of Buyer pertaining to the Assets for a period of two years from Closing. Buyer shall have the right, during reasonable business hours, to audit all records (excepting federal tax records and records subject to the attorney/client privilege) of Seller pertaining to the Assets for a period of two years from Closing. Seller at its sole cost shall have the right at any time after Closing to reasonable access to the Assets for the purpose of inspecting Buyer's compliance with the terms of this Agreement; provided, however, Seller shall repair any damage to the Assets resulting from such inspections and any such access shall be covered by Seller's indemnity provided in Section 13.4.3.

         17.12 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one and the same Agreement.

         17.13 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         17.14 Binding Effect: Assignment. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any obligation, covenant, or liability hereunder may be assigned, transferred or delegated to any other Person without the prior, express and written consent of the other Party, and such consent may be withheld for any reason including convenience, nor shall Buyer grant a security interest in its rights under this Agreement without the prior, express and written consent of Seller. Any assignment, transfer, or grant of security interest without consent shall be void ab initio. In the event Buyer sells or assigns all or a portion of the Assets, (i) this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment (and Buyer shall not be thereby released, but shall remain obligated hereunder), and (ii) Buyer shall require its successors and assigns expressly to assume its duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Assets or the portion thereof acquired by them, but such assumption shall not release Buyer from any such assumed obligations.

         17.15 Taxes.

               17.15.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem, real property taxes and personal property taxes, including interest and penalties, attributable thereto ("Property Taxes"), attributable to the Assets with respect to the tax assessment period ("Tax Period") during which the Effective Time occurs shall be apportioned as of the Effective Time between the Buyer and the Seller, with the Seller paying a fraction thereof based upon the number of days in the Tax Period prior to the Effective Time and the Buyer paying the balance thereof. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to all the taxing authorities all Property Taxes relating to the Tax Period during which the Effective Time occurs. If the Seller is the owner of record on the assessment date, then the Buyer shall pay to the Seller Buyer's pro rata portion of Property Taxes within thirty (30) days after the receipt of the Seller's invoice therefor, except to the extent taken into account as a Purchase Price adjustment pursuant to Section
3.2. If Buyer is the owner of record on the assessment date, then the Seller shall pay to the Buyer Seller's pro rata portion of Property Taxes within thirty
(30) days after the receipt of the Buyer's invoice therefor, except to the extent taken into account as a Purchase Price adjustment pursuant to Section 3.2.

               17.15.2 Sales Taxes. Buyer represents that the transactions contemplated herein will result in a "casual sale" and no Louisiana sales or use taxes shall be due as a result of such transactions. The Purchase Price provided hereunder excludes and the Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to the Agreement. As used here, the term "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization, and similar taxes, fees and charges.

               17.15.3 Other Taxes. All other federal, state, and local taxes (including interest and penalties attributable thereto) on the ownership or operation of the Assets which are imposed with respect to period or portions of periods prior to the Effective Time shall be paid by the Seller and all such taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by the Buyer.

               17.15.4 IRS Form 8594. If the Buyer and the Seller mutually agree that the filing of IRS Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Assets.

         17.16 Gas Transportation\Processing. Following Closing, Buyer shall be responsible for the transportation and processing of Hydrocarbons produced from the Assets.

         17.17 Mediation and Arbitration. Compliance with this Section 17.17 shall constitute a condition precedent to either Party seeking judicial enforcement of any provisions of this Agreement. Any dispute concerning this Agreement (other than claims by a third party under which a Party hereto is claiming indemnity, and such third party claim is in litigation) shall be resolved under the mediation and binding arbitration procedures of this Section
17.17. Buyer and Seller will first
attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either Party believes further negotiations are futile, such Party may initiate the mediation process by so notifying the other Party in writing. Both Parties shall then attempt in good faith to resolve the dispute by mediation in Lafayette, Louisiana, employing management level persons with authority to settle the dispute, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the Parties. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

               17.17.1 If any dispute or controversy shall arise between the Parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the Parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of arbitrators in accordance with the Louisiana Arbitration Law, (La. R.S. 9.4201, et seq.) and the provisions in this Section 17.17. The panel of arbitrators shall be chosen as follows: Upon the written demand of either Party and within ten (10) working days from the date of such demand, each Party shall name an arbitrator and these two so named shall promptly thereafter choose a third. If either Party shall fail to name an arbitrator within ten (10) working days from such demand, the other Party shall name the second arbitrator as well as the first, or if the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either Party such third arbitrator may be appointed by the senior Judge in active service of the United States District Court for the Southern District of Texas, Houston Division; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the Center for Public Resources, Inc. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

               17.17.2 The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the Parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the Parties shall not exceed two days cumulative. The location of all arbitration proceedings hereunder shall be Houston, Harris County, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make an award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either Party be chosen in like manner as if none had been previously selected.

               17.17.3 The award of the arbitrators, or a majority thereof, shall be in writing, determined in accordance with the substantive law of the State of Louisiana, and shall be final and binding on the Parties as to the question or questions submitted, and the Parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the Parties' positions in the controversy or dispute, and the arbitrators' assessment of the fairness and reasonableness of any settlement proposal of any Party. The award shall not provide or create any rights or benefits in any person or entity which is not a Party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the Parties thereto, except that the expenses of counsel, witnesses, and employees of each Party shall be borne solely by the Party incurring them, and the compensation of any arbitrator named by a Party shall be borne solely by such Party; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney's fees of such court proceedings.

               17.17.4 The arbitrators may but shall not be required to explain reasons for the award. No transcript or other recording shall be made of the arbitration proceedings. Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the Parties' actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the parties' statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the Parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

               17.17.5 The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall be enforceable in the Louisiana state district courts in Lafayette Parish, Louisiana, the Texas state district courts in Harris County, Texas, or in any federal court having jurisdiction. Each Party shall bear its own attorneys' fees in connection with any appeal of an arbitration award, or in any other court litigation arising out of this Agreement.

               17.17.6 The provisions of this Section 17.17 shall not limit the obligation of a Party to defend, indemnify of hold harmless another Party against court proceedings or other claims, losses, damages or expenses as provided in Article XIII.

         17.18 No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations, warranties, obligations or indemnities herein contained.

         17.19 Employee Matters. Buyer may offer employment, to be effective upon the Closing, to those employees of Seller and/or its affiliates that are primarily involved in the operations of the Assets and that are listed on Exhibit N hereto (the "Employees"). Prior to Closing, Buyer shall provide to Seller a written list of those Employees to whom Buyer has made offers of employment. Except as hereinafter provided, Buyer shall have full discretion in determining the terms, conditions and benefits relating to such employment. At Buyer's sole option, Buyer shall provide severance benefits to each Employee employed by Buyer or its affiliates (i) who is a Covered Employee (as such term is defined in the Ocean Energy, Inc. 1999 Change of Control Severance Plan, as amended, previously provided to Buyer by Seller, such plan being hereinafter referred to as the "Severance Plan") as of Closing, and (ii) whose employment is subject to an Involuntary Termination (as such term is defined in the Severance
Plan) prior to April 1, 2001 equal to the severance benefits such Employee would have received under the Severance Plan (as in effect as of Closing); provided, however, that Seller shall reimburse Buyer for the cost of any severance benefits provided to such Employee which Buyer is obligated to provide to said employee prior to April 1, 2001. Buyer agrees that in the event that Buyer, or its contract operator of the Assets, hires, within twelve (12) months after Closing, any Employee not on the list provided by Buyer under Section 11.3.2(f) who received severance benefits from Seller pursuant to the Severance Plan, Buyer shall immediately reimburse Seller for the cost of any severance benefits provided.


                                  ARTICLE XVIII
                               REDHIBITION WAIVERS


         18.1 Waiver of Louisiana Rights in Redhibition. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870), AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2520, ET SEQ.; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS.

         18.2 Buyer's Acknowledgment. BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS ARTICLE XVIII ARE CONSPICUOUS.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


WITNESSES:                              SELLER:
                                        OCEAN ENERGY, INC.

/s/ Witness                         By: /s/ RICHARD G. ZEPERNICK, JR.
-------------------------------            -------------------------------------
                                        Name:   Richard G. Zepernick, Jr.
                                        Title:  Senior Vice President - Gulf of
                                                Mexico
/s/ Witness                         TIN:    72-1210660
-------------------------------


WITNESSES:                              BUYER:
                                        ENERGY PARTNERS, LTD.


/s/ JEAN M. STALLARD                    By: /s/ RICHARD A. BACHMANN
-------------------------------            -------------------------------------
                                        Name:   Richard A. Bachmann
                                        Title:  Chairman, President and
/s/ Witness                                 Chief Executive Officer
-------------------------------         TIN:    72-1409562

                                 ACKNOWLEDGMENTS

STATE OF LOUISIANA     )
                       )
PARISH OF LAFAYETTE    )

         On this the __ day of January, 2000, before me the undersigned officer, personally appeared Richard G. Zepernick, Jr. known to me (or satisfactorily proven) to be the person whose name is subscribed as Senior Vice President - Gulf of Mexico for Ocean Energy, Inc., a Louisiana corporation, and acknowledged that he, as such Senior Vice President - Gulf of Mexico, being authorized so to do, executed the foregoing instrument as the act of his principal for the purposes therein contained, by signing the name of the corporation by himself as Senior Vice President - Gulf of Mexico.

         In witness whereof, I hereunto set my hand and official seal.

                                 -----------------------------------------------
                                 Notary Public in and for the State of Louisiana My Commission is for Life


STATE OF LOUISIANA      )
                        )
PARISH OF ORLEANS       )

         On this the __ day of January, 2000, before me the undersigned officer, personally appeared Richard A. Bachmann, known to me (or satisfactorily proven) to be the Chairman, President and Chief Executive Officer of Energy Partners, Ltd., a Delaware corporation, and acknowledged that he, as such Chairman, President and Chief Executive Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chairman, President and Chief Executive Officer.

         In witness whereof, I hereunto set my hand and official seal.

                                 -----------------------------------------------
                                 Notary Public in and for the State of Louisiana My Commission is for Life




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